ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Ken Chymiak (9l8) 25l-2887	(212) 896-1250
Dan O’Keefe (9l8) 25l-2887	grussell@kcsa.com

ADDvantage Technologies Reports Fiscal 2009 First Quarter Earnings

Quarterly Revenue of $12.8 Million– Net Income of $0.09 per share

BROKEN ARROW, Oklahoma, February 11, 2009 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for fiscal first quarter 2009.

Revenue for the three-month period ended December 31, 2008 was $12.8 million compared to $14.7 million in the same period a year ago, a decrease of 13%. The decline in revenue is primarily attributable to a decrease in refurbished sales of $1.7 million resulting from a decline in sales of our digital converter boxes.

Net income attributable to common stockholders in the first quarter of 2009 was $1.0 million, or $0.09 per diluted share, a decrease of 35% as compared to $1.5 million, or $0.14 per diluted share, in the year-earlier period.

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, “Considering the economic conditions over the past several months, our results for the quarter are in line with expectations.  While total revenue was down 13% due to the decrease in revenue from our refurbished digital converter boxes, revenue from our new equipment and other refurbished products, which make up 64% of our total revenue, remain steady.  The decline in sales for our digital converter boxes is due in part to the strengthening of the US dollar, which increased the cost of our products for our international customers.  In addition, MSOs and regional cable operators have decided to refurbish and redistribute legacy boxes rather than upgrade to new equipment as part of their efforts to manage costs.  This has limited the supply of legacy converter boxes available for us to purchase, refurbish and then resell, thereby impacting our revenue opportunities with this product line.”

“During the quarter we continued to experience increased competition from the larger OEMs, as customer demand remained at decreased levels allowing the OEMs to improve their delivery schedules. While we continue to monitor how this could affect our sales of new equipment, it has only had a slight impact on our sales and gross margins thus far.”

“Looking forward, we are confident in our ability to successfully compete for customers’ business and maintain profitability.  While the economy is impacting our business, we have proven that our strong customer relationships and reputation as an on hand supplier will guide us through this period.  Also, the additional equipment demands associated with the 2009 broadcast transition from analog to digital, as well as the impact of the proposed U.S. government’s stimulus plan, which includes significant investments for Internet and wireless communications technology, make us optimistic for the remainder of 2009 and beyond.”

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 pm ET, February 11, 2009. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetech.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.  The dial-in number for the conference call is (888) 801-6492 or (913) 312-0937 for international participants.  The conference code for the call is 1304511. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 18, 2009 at (888) 203-1112 (domestic) or (719) 457-0820 (international).  Participants must use the following code to access the replay of the call: 1304511.  The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco (formerly Scientific-Atlanta) and Motorola, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat–Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services, Jones Broadband International and Broadband Remarketing International.  For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDvantage Technologies Group, Inc
Statement of Operations
(unaudited)

	Three Months Ended December 31,
	2008	2007
Revenues	$12,800,006	$14,739,368

Operating Income	1,791,859	2,696,386

Net income	954,146	1,593,111

Net income attributable
to common stockholders	$954,146	$1,459,631

Earnings per share:
Basic	$0.09	$0.14
Diluted	$0.09	$0.14

Shares used in per share calculation
Basic	10,219,027	10,250,656
Diluted	10,221,026	10,293,359

ADDvantage Technologies Group, Inc
Consolidated Balance Sheets

	December 31, 2008 (unaudited)	September 30, 2008 (audited)
Assets
Current assets:
Cash and cash equivalents	$43,148	$15,211
Accounts receivable, net of allowance	5,410,363	6,704,162
Income tax refund receivable	-	83,735
Inventories, net of allowance for excess and obsolete	33,201,921	33,678,418
inventory
Deferred income taxes	1,405,000	1,069,000
Prepaid expenses	73,907	108,560
Total current assets	40,134,339	41,659,086

Net property and equipment	7,831,698	7,926,175
Other assets	2,481,768	2,214,295

Total assets	$50,447,805	$51,799,556

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,792,165	$3,267,006
Accrued expenses	1,308,763	1,146,672
Bank revolving line of credit	1,085,770	2,789,252
Notes payable – current portion	1,863,767	1,860,163
Total current liabilities	7,050,465	9,063,093

Notes payable	15,390,699	15,860,245
Other liabilities	1,381,799	299,944

Total shareholders’ equity	26,624,842	26,576,274

Total liabilities and shareholders’ equity	$50,447,805	$51,799,556